As filed with the Securities and Exchange Commission on January 6, 2025

Registration No. 333-207324

Registration No. 333-232266

Registration No. 333-257650

Registration No. 333-273091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-207324

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-232266

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257650

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-273091

UNDER

THE SECURITIES ACT OF 1933

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2465228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

340 Madison Avenue, Suite 3C

New York, New York 10173

(Address of Principal Executive Offices)

Trinity Place Holdings Inc. 2015 Stock Incentive Plan

(Full titles of the plans)

Steven Kahn

Trinity Place Holdings Inc.

Chief Financial Officer

340 Madison Avenue, Suite 3C

New York, New York 10173

(212) 235-2190

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

John Bessonette, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

(212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Trinity Place Holdings Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are being filed to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement:

•	Registration File No. 333-207324, filed with the SEC on October 7, 2015, relating to the registration of 800,000 shares of Common Stock for issuance upon the exercise of options or pursuant to other types of equity-based awards granted under the Trinity Place Holdings Inc. 2015 Stock Incentive Plan (as may be amended, the “Plan”);

•	Registration File No. 333-232266, filed with the SEC on June 21, 2019, relating to the registration of 1,000,000 shares of Common for issuance upon the exercise of options or pursuant to other types of equity-based awards granted under the Plan;

•	Registration File No. 333-257650, filed with the SEC on July 2, 2021, relating to the registration of 1,500,000 shares of Common for issuance upon the exercise of options or pursuant to other types of equity-based awards granted under the Plan; and

•	Registration File No. 333-273091, filed with the SEC on June 30, 2023, relating to the registration of 2,000,000 shares of Common for issuance upon the exercise of options or pursuant to other types of equity-based awards granted under the Plan.

The Registrant previously agreed to pursue deregistration from the reporting obligations under Sections 12 and 15 of the Securities Exchange Act of 1934, as amended, and in connection therewith, the Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 6, 2025.

Trinity Place Holdings Inc.

By:	/s/ Steven Kahn
Name: Steven Kahn
Title Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.